Best Buy Announces Leadership Transition

Interim CEO Named to Lead Company

MINNEAPOLIS--(BUSINESS WIRE)--Apr. 10, 2012-- The board of directors of Best Buy Co., Inc. (NYSE:BBY) today announced that Brian Dunn has resigned as chief executive officer and director. There were no disagreements between Mr. Dunn and the company on any matter relating to operations, financial controls, policies or procedures. There was mutual agreement that it was time for new leadership to address the challenges that face the company. Director G. Mike Mikan has been named interim CEO to lead the company while a search for a new CEO is underway. Richard Schulze, the founder of Best Buy, continues to serve as chairman.

"I have enjoyed every one of my 28 years with this company, and I leave it today in position for a strong future. I am proud of my fellow employees and I wish them the best," said Dunn.

"We thank Brian Dunn for his many years of service to the company and wish him well in his next endeavors," said Schulze. "As we move forward, we are very pleased to have a strong leader with Mike Mikan's credentials as interim CEO."

"The Best Buy team and I will be extremely focused on successfully managing this period of transition. I want to assure our employees, customers and other key stakeholders that we will work together to achieve our company's growth and profitability goals," said Mikan.

Mikan, who will remain on the board while serving as interim CEO, has been a Best Buy director since April 2008. He formerly served as executive vice president and chief financial officer of UnitedHealth Group Incorporated and chief executive officer of Optum, a health care services company and affiliate of UnitedHealth. Mikan has strong financial and operational expertise, as well as public company leadership experience.
A search committee of the board of directors has been created consisting of the founder and members of the nominating, corporate governance and policy committee. The committee will oversee the process for the identification and selection of the next CEO.

About Best Buy Co., Inc.

Best Buy Co., Inc. (NYSE: BBY) is a leading multi-channel global retailer and developer of technology products and services. Every day our employees – 167,000 strong – are committed to helping deliver the technology solutions that enable easy access to people, knowledge, ideas and fun. We are keenly aware of our role and impact on the world, and we are committed to developing and implementing business strategies that bring sustainable technology solutions to our consumers and communities. For information about Best Buy, visit http://www.bby.com and to shop at Best Buy, visit http://www.bestbuy.com.

Source: Best Buy Co., Inc.

Best Buy Co., Inc.
Media Contacts:
Claire Koeneman, (612) 291-6114
claire.koeneman@hkstrategies.com
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Investor Contacts:
Bill Seymour, (612) 291-6122
bill.seymour@bestbuy.com